Exhibit 99.3

Heartland Breach — Frequently Asked Questions

1.	Was Heartland the victim of a data breach?

Yes. Last week, we learned we were the victim of a security breach within our processing system in 2008.

2.	How did we learn about the breach?

After being alerted by Visa® and MasterCard® of suspicious activity surrounding processed card transactions, Heartland enlisted the help of several forensic auditors to conduct a thorough investigation into the matter. Last week, the investigation uncovered malicious software that compromised data that crossed Heartland’s network.

3.	What is the extent of the breach?

We believe the intrusion is contained.

4.	Was merchant data compromised?

No merchant data was impacted.

5.	Were Heartland’s other processing platforms affected?

None of Heartland’s check management systems; Canadian, payroll, campus solutions or micropayments operations; Give Something Back Network; or the recently acquired Network Services and Chockstone processing platforms were involved.

6.	Were cardholder Social Security numbers impacted?

No cardholder Social Security numbers, unencrypted personal identification numbers (PIN), addresses or telephone numbers were involved in the breach.

7.	What are we doing to further secure our systems?

Heartland immediately took a number of steps to further secure its systems. In addition, Heartland will implement a next-generation program designed to flag network anomalies in real-time and enable law enforcement to expeditiously apprehend cyber criminals. Heartland is deeply committed to maintaining the security of cardholder data, and we will continue doing everything reasonably possible to achieve this objective.

8.	Who did this?

We understand that this incident may be the result of a widespread global cyber fraud operation, and we are cooperating closely with the United States Secret Service and Department of Justice.

9.	Where can people find more information?

Heartland has created a website — www.2008breach.com — to provide information about this incident.

10.	What should cardholders know?

Heartland apologizes for any inconvenience this situation has caused. Heartland advises cardholders to examine their monthly statements closely and report any suspicious activity to their card issuers. Cardholders are not responsible for unauthorized fraudulent charges made by third parties.